Exhibit 99.B9(b)

                            Fund Accounting Agreement

                            FUND ACCOUNTING AGREEMENT


      AGREEMENT made as of this 23rd day of February, 1984 by and between THOMSON McKINNON INVESTMENT TRUST, a Massachusetts business trust having its principal place of business at One New York Plaza, New York, New York 10004 (hereinafter called the "Fund") and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at 48 Wall Street, New York, New York 10015 (hereinafter called the "Bank").

                              W I T N E S S E T H:

      In consideration of the mutual agreements herein contained, the Fund and the Bank hereby agree as follows:

1. The Fund hereby appoints the Bank its agent to perform the duties hereinafter set forth.

2. The Bank hereby accepts appointment as such agent and agrees to perform the duties hereinafter set forth.

3. The Bank shall compute the net asset value per share of each Series of shares (the "Series") of the Fund at such times and dates and in the manner specified in the currently effective Prospectus of the Fund. Securities of the Fund shall be valued as set forth in the currently effective Prospectus of the Fund. The Fund acknowledges and agrees that it shall have sole responsibility for determining the method of valuation of Fund securities. To the extent valuation of Fund securities on such basis is at any time inconsistent with any applicable laws and/or regulations, the Fund shall immediately so notify the Bank in writing and thereafter shall either furnish the Bank at all appropriate times with the values of the Fund's securities or, subject to the prior approval of the Bank, instruct the Bank in writing to value Fund securities in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations.

4. The Bank shall also compute the net income of each Series for dividend purposes and the net income per share at such times and dates and in the manner specified in the currently effective Prospectus of the Fund.

5. The Fund may from time to time instruct the Bank in writing to compute the value of the securities of a Series, a Series' net asset value per share, the net income of a Series, or the net income per share of a Series in a manner other than as specified in paragraphs 3 and 4 of this Agreement; provided, however, that any such other methods of computation shall not be inconsistent with any applicable laws and regulations.

6. The Fund agrees to furnish the Bank with any and all instructions, explanations, information and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts, and/or written formula for calculating the amounts, and times of accrual of Fund liabilities and expenses. The Fund further agrees (a) at any time and from time to time to furnish the Bank with bid, offer, and/or market values of Fund securities if the same are not available to the Bank from a security pricing or similar service utilized, or subscribed to, by the Bank at the time such information is required for calculations hereunder, and (b) that the Bank shall at no time or from time to time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.

7. The Bank shall advise the Fund, the Fund's custodian and the Fund's transfer agent of the net asset value per share, the net income and the net income per share of each Series upon completion of the computations required to be made by the Bank pursuant to this Agreement.

8. The Bank shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Appendix A hereto and made a part hereof, as such Appendix A may be amended from time to time. Such books, accounts and other documents shall be preserved by the Bank in accordance with the applicable provisions of Rule 31a-2 under the Investment Company Act of 1940, as amended ("the Act"), shall be the property of the Fund and shall be surrendered to the Fund promptly on request. Notwithstanding the foregoing, the Bank shall preserve for the period of time specified in Rule 31a-2(a) (2) under the Act schedules compiled hereunder evidencing and supporting each computation of the net asset value of each Series' shares, and such schedules shall be the property of the Fund and shall be surrendered to the Fund promptly on request.

9. All records maintained and preserved by the Bank pursuant to this Agreement which the Fund is required to maintain and preserve in accordance with the above-mentioned Rules shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved.

10. The Fund acknowledges and agrees: (a) that the Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information and documentation furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations and information or documentation, including, without limitation, evaluations of securities held as part of the portfolios of the Series; the amounts and/or formula for calculating the amounts and times of accrual of Series liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of the portfolio securities of the Fund; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund; and (b) that in the event the Bank's computations hereunder require, in whole or in part, information, including, without limitation, bid, offer and/or market values of securities, or accruals of interest, yield or earnings thereon, which is not furnished by the Fund because the same is available to the Bank from a pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable, the Bank shall not be responsible for, under any duty to inquire into, nor deemed to make any assurances with respect to; the accuracy or completeness of such information.

11. The Bank shall not be required to inquire into any valuation of securities by the Fund or any third party described in preceding paragraph 10 hereof, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of securities of the same issuers.

12. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

13. It is understood and agreed that the Bank shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within and without the Bank, mechanical breakdowns, flood or catastrophe, acts of God, or failures of transportation, communication or power supply, or other circumstances. It is further understood and agreed that the Bank shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank to supply any instructions, explanations, information or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

14. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of the Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

15. The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Fund or its own counsel and shall be entitled to rely on the advice or opinion of such counsel. Upon the prior consent of the Fund, any such advice or opinion shall be at the expense of the Fund.

16. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any information furnished by the Fund, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the bad faith, negligence, or willful misconduct of the Bank.

17. Without limiting the generality of the foregoing, the Fund agrees to indemnify the Bank against and save the Bank harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from the following:

      (a) Errors in records or instructions, explanations, information or documentation of any kind, as the case may be, supplied to the Bank by any third party described in preceding paragraph 10 hereof or by or on behalf of the Fund;

      (b) Action or inaction taken or omitted to be taken by the Bank without bad faith, negligence or willful misconduct, or in good faith pursuant to written instructions of an officer or employee of the Fund; and

      (c) Any action taken or omitted to be taken by the Bank in good faith in accordance with the advice or opinion of counsel for the Fund or own counsel.

18. The Bank will promptly notify the Fund upon its actually learning of a situation which it believes presents or appears likely to present the probability of a claim by the Bank for indemnification against the Fund hereunder, and shall promptly advise the Fund of all facts actually known by the Bank which it believes are pertinent to such situation. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Bank, except with the Fund's prior written consent.

19. In consideration for all of the services to be performed by the Bank as set forth herein the Bank shall be entitled to receive reimbursement for all out-of-pocket expenses and such compensation as may be agreed upon in writing from time to time between the Bank and the Fund.

20. This Agreement shall not be assignable by the Fund without the prior written consent of the Bank, or by the Bank without the prior written consent of the Fund.

21. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than sixty (60) days after the date of giving of such notice. Upon the date set forth in such notice, it is understood and agreed that the Bank shall deliver to the Fund all records then the property of the Fund and, upon such delivery, the Bank shall be relieved of all duties and responsibilities under this Agreement.

22. This Agreement may not be amended or modified in any manner except by written agreement executed on behalf of both parties hereto.

23. This Agreement is executed in the State of New York and all laws or rules of construction of the State of New York shall govern the rights, duties and obligations of the parties hereto.

24. The performance and provisions of this Agreement are intended to benefit only the Bank and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

25. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                        THOMSON McKINNON INVESTMENT TRUST

                        By:       /s/  J. Ronald Morgan______________


Attest:

       /s/  Newton B. Schott, Jr.


                        THE BANK OF NEW YORK

                        By:     /s/  Steve Grunston__________________

Attest:

       /s/  Victor Vendem

                                   APPENDIX A
                          TO FUND ACCOUNTING AGREEMENT
                                     between
                              THE BANK OF NEW YORK
                                       and
                        THOMSON McKINNON INVESTMENT TRUST


I. The Bank of New York, as agent (the "Bank") for Thomson McKinnon Investment Trust (the "Fund"), shall maintain the following records on a daily basis for each Series.

             1. Report of priced portfolio securities
             2. Statement of net asset value per share
             3. Net income of the Fund for dividend purposes
             4. Net income per share
             5. Yield of the Fund

II.   The Bank shall maintain the following records on a monthly basis for each
      Series:

             1. General Ledger
             2. General Journal
             3. Cash Receipts Journal
             4. Cash Disbursements Journal
             5. Subscriptions Journal
             6. Redemptions Journal
             7. Accounts Receivable Reports
             8. Accounts Payable Reports
             9. Open Subscriptions / Redemption Reports
            10. Transaction (Securities) Journal
            11. Broker Net Trades Reports

III. The Bank shall prepare a Holdings Ledger and N-1Q Report on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

      The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund's Auditors.

IV. For internal control purposes, the Bank uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

             1. Securities bought
             2. Securities sold
             3. Interest received
             4. Dividends received
             5. Capital stock sold
             6. Capital stock redeemed
             7. Other income and expenses

      All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.